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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 9, 1997




                            OXFORD HEALTH PLANS, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                     0-19442                   06-1118515
(State or other jurisdiction)        (Commission                (IRS Employer
     of incorporation)               File Number)            Identification No.)


   800 Connecticut Avenue, Norwalk, Connecticut                    06854
     (Address of principal executive offices)                    (Zip Code)


                                 (203) 852-1442
              (Registrant's telephone number, including area code)




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ITEM 5.  OTHER EVENTS.

        As a result of its examination of the Company's New York HMO and insurance subsidiaries, the New York State Insurance Department ("Department") has filed a Market Conduct Report on Examination, as of December 22, 1997, for the period from January 1, 1995 through November 1, 1997. In order to resolve matters raised in the Department's examination and report, the Department and the Company's New York subsidiaries have entered into a Stipulation dated December 22, 1997 ("Stipulation"), and the subsidiaries have paid a penalty of $3 million in lieu of any other disciplinary action that the Department or New York State might take in consequence of any violation or conduct up to November 1, 1997.

        The Stipulation states that the penalty "takes account of Oxford's ongoing efforts to resolve its claims payment problems and Oxford's commitment to comply with the New York Insurance Law as well as all Department rules and regulations." The New York subsidiaries have agreed to take the corrective actions specified in the Department's report to refund or credit to their subscribers all premium amounts that were collected without providing the requisite notice (estimated to be less than $260,000); to send, within 90 days, refunds (estimated to be less than $250,000) together with 9% interest to certain subscribers in order to bring the co-insurance paid by such subscribers to the contractually specified percentage; and to retain for the next three years the services of an independent auditing firm for the purpose of conducting three annual compliance audits and advising their Board of Directors, in writing, whether the subsidiaries have fully complied during the audit period with all of the recommendations contained in the Department's report. The subsidiaries also agreed that they will not include the amount of the penalty imposed under the Stipulation as an expense in any future rate application or filing made with the Department. The Stipulation provides that the Department intends to conduct a follow-up examination in a reasonable time to determine the status of the corrective actions described in its report.

        The Department has directed the New York subsidiaries to obtain notes or other written evidence of agreements to repay from each provider who has received an advance. As a result of the process of obtaining such notes or other written agreements and continuing to reconcile delayed claims and pay down backlogged claims, the Company may determine to create reserves for advances which may not be collectable.

        On December 12 and 24, 1997, complaints in purported derivative actions brought by two shareholders were filed on behalf of the Company in Connecticut Superior Court against the Company's directors and certain of its officers. These derivative complaints generally allege that the defendants breached their fiduciary obligations to the Company, mismanaged the Company and wasted its assets in planning and implementing certain changes to the Company's computer system, by making misrepresentations concerning the status of those changes in the Company's computer system, by failing to design and to implement adequate financial controls and information systems for the Company, and by making misrepresentations concerning the Company's membership enrollment, revenues, profits and medical cost in the Company's financial statements and other public representations. The complaints further allege that certain of the defendants breached their fiduciary obligations to the Company by disposing of Company Common Stock while the price of the Common Stock was artificially inflated by their alleged misstatements and omissions. The complaints seek unspecified damages, attorneys' and experts' fees and costs and such other relief as the court deems proper. Neither plaintiff has made a demand on the Company's Board of Directors that the Company pursue the causes of action alleged in the complaint. Each complaint alleges that plaintiffs duty to make such a demand was excused by the directors' alleged conflict of interest with respect to the matters alleged therein. Although the outcome of these actions cannot be predicted at this time, the Company and the defendants believe that the defendants have substantial defenses to the claims asserted in the complaints. Additional complaints containing similar allegations may be filed.

        On December 9, 1997, the Company received an informal request from the Securities and Exchange Commission's Northeast Regional Office seeking production of certain documents and information concerning a number of subjects, including disclosures made in the Company's October 27, 1997 press release announcing a loss in the third quarter. The Company intends to cooperate fully with this inquiry, the result of which cannot be predicted at this time.



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                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               OXFORD HEALTH PLANS, INC.



Date: December 26, 1997                         By:  /s/  BRENDAN R. SHANAHAN
                                                  -----------------------------
                                                          BRENDAN R. SHANAHAN
                                                  Vice President and Controller



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